FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FOURTH QUARTER AND
YEAR-END RESULTS

Fourth Quarter Diluted EPS up 52% on 32% Gain in Net Sales

Management Increases 2008 Guidance

Board of Directors Authorizes Stock Repurchase Program

New York, New York, March 10, 2008 -- Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced record results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Compared to Fourth Quarter 2006
•	Net sales rose 32% to $119.4 million from $90.2 million; at comparable foreign currency exchange rates, net sales were up 24%;
•	Sales by European based operations were $96.6 million, up 37% compared to $70.4 million;
•	U.S. based operations generated $22.8 million in sales, up 15% from $19.8 million;
•	Gross margin rose to 58% from 54% due to the operations of our majority-owned distribution subsidiaries and higher margins generated by our U.S. based specialty retail products;
•	S, G & A expense as a percentage of sales was 44% as compared to 41%;
•	Operating margin was 14%, up from 12%;
•	Net income rose 57% to $8.6 million from $5.5 million; and,
•	Diluted earnings per share were $0.41, up 52% compared to $0.27

2007 Full Year Results & Review and Outlook for 2008
For the year as a whole, Inter Parfums reported record net sales of $389.6 million, up 21% from $321.1 million in 2006. At comparable foreign currency exchange rates, net sales for 2007 were up 15%. European based sales rose to $330.8 million, up 22% year over year and represented 85% of consolidated sales. The 15% increase in U.S. based sales, which approximated $58.8 million, was due to Inter Parfums’ specialty retail business with Gap, Banana Republic and New York & Company. Net income increased 34% to $23.8 million from $17.7 million in 2006, and diluted earnings per share were up 33% to $1.14, compared to $0.86 in 2006.

Jean Madar, Chairman of the Board and Chief Executive Officer, stated, “As did many of our peers, we entered the fourth quarter of 2007 with much trepidation, and looked to contain costs and brace for a turbulent holiday season. With fourth quarter sales far exceeding our expectations, fourth quarter profits came in considerably better than anticipated, and as a result, our net income and diluted earnings per share surpassed our prior 2007 guidance. With regard to U.S. based operations, among the highlights of the past year was the launch and rollout of personal care, fragrance, grooming and home fragrance products that we developed for Gap stores in North America. We also take great pride in the new products and line extensions created for Banana Republic stores. The April 2007 agreement with New York & Company moved into the fast track and the new collections were developed, produced and delivered in time for the holiday selling season. Finally, the signing of an agreement with Brooks Brothers last November was a great way to close out the year. By the end of 2008, our plans call for new products to be introduced into the 200 U.S. Brooks Brothers stores.”
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Inter Parfums, Inc. News Release March 10, 2008	Page 2

He went on to say, “With regard to European based operations in 2007, the license agreement for the Van Cleef & Arpels fragrance brand, the acquisition of Lanvin fragrance brands and trademarks, and the establishment of four majority-owned distribution subsidiaries were among the major developments. Of special note, Burberry fragrance, the largest brand in the prestige portfolio, performed exceptionally well, even in the absence of a major new launch. Burberry fragrance sales reached $210 million, up 10% in local currency compared to 2006. The 2007 product launches undertaken by our European based operations were much smaller in magnitude than our anticipated 2008 new product pipeline. This month marks the kickoff of the worldwide launch of the Beat, the sixth fragrance family for Burberry fragrance. We also have Roxy Love for women, a Quiksilver fragrance for men, and a Quiksilver suncare collection coming to market in 2008. In addition, there is a new women’s scent for Van Cleef & Arpels scheduled for launch this fall, which we believe will be the highest retail price cologne in the market, a 100ml. size fragrance with a suggested retail price of approximately $150. Under the Lanvin brand, we have Rumeur 2 Rose being readied, as are limited edition men’s and women’s fragrances for Paul Smith, and an S.T. Dupont fragrance line for both men and women.”

Russell Greenberg, Executive Vice President & CFO again pointed out, “Exceptionally strong sales in the final quarter of 2007, and for that matter the second half of the year, affirm our prior forecast that seasonality is a larger factor than in past years due to the timing of shipments by our majority-owned distribution subsidiaries to their customers and delivery schedules for our U.S. specialty retail customers.”

Mr. Greenberg stated, “As a result of the better than expected performance in 2007 and the initial success with our 2008 launch schedule, we are raising our 2008 guidance to net sales of approximately $442 million and net income of approximately $25.8 million or $1.25 per diluted share. This guidance assumes the dollar remains at current levels.”

Stock Repurchase Authorization
In February 2008, Inter Parfums’ Board of Directors authorized a stock repurchase program whereby the Company is authorized to repurchase a maximum of 500,000 shares of its common stock in the open market. In February 2008, the Company repurchased 129,524 shares of its common stock.

Cash Dividend
Inter Parfums also announced that its Board of Directors declared a regularly quarterly cash dividend. The first cash dividend for 2008 of $0.05 per share is to be paid on April 15, 2008 to shareholders of record on March 31, 2008.

Conference Call
Inter Parfums’ management will host a conference call at 11:00 am EDT on Tuesday, March 11, 2008. Interested parties may participate by calling 706-679-3037 approximately 10 minutes before the start time. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download any necessary audio software. The conference call will be archived for approximately 90 days at the web site.

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Inter Parfums, Inc. News Release March 10, 2008	Page 3

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels. The Company also owns Lanvin Perfumes and Nickel S.A., a men’s skin care company. It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc., New York & Company and Brooks Brothers. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2006, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com	Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com	www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release March 10, 2008	Page 4

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net sales	$119,354	$90,179	$389,560	$321,054

Cost of sales	50,080	41,634	160,137	143,855

Gross margin	69,274	48,545	229,423	177,199

Selling, general and administrative	52,034	37,410	181,224	141,074
Impairment loss	868	--	868	--

Income from operations	16,372	11,135	47,331	36,125
Other expenses (income):
Interest	1,507	966	3,667	1,797
(Gain) loss on foreign currency	115	275	219	(172)
Interest and dividend income	(1,393)	(1,006)	(3,166)	(2,303)
(Gain) on subsidiary’s issuance of stock	(26)	(314)	(665)	(332)

	203	(79)	55	(1,010)

Income before income taxes and minority interest	16,169	11,214	47,276	37,135

Income taxes	6,260	4,374	16,675	13,201

Net income before minority interest	9,909	6,840	30,601	23,934

Minority interest in net income of consolidated subsidiary	1,294	1,355	6,784	6,192

Net income	$8,615	$5,485	$23,817	$17,742

Net income per share:
Basic	$0.42	$0.27	$1.16	$0.87
Diluted	$0.41	$0.27	$1.14	$0.86
Weighted average number of shares outstanding:
Basic	20,431,019	20,392,359	20,444,094	20,324,309
Diluted	20,620,826	20,620,150	20,669,533	20,568,492

Inter Parfums, Inc. News Release March_10, 2008	Page 5

Inter Parfums, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	December 31, 2007	December 31, 2006

Current assets:
Cash and cash equivalents	$90,034	$58,247
Short-term investments	--	12,800
Account receivable, net	118,140	110,251
Inventories	106,022	69,537
Receivables, other	5,928	2,481
Other current assets	5,253	6,137
Income tax receivable	168	370
Deferred tax assets	4,300	2,494

Total current assets	329,845	262,317

Equipment and leasehold improvements, net	7,262	6,806

Trademarks, licenses and other intangible assets, net	101,577	58,342

Goodwill	6,715	4,978

Other assets	653	602

	$446,052	$333,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable - banks	$7,217	$6,033
Current portion of long-term debt	16,215	4,214
Accounts payable	88,297	58,748
Accrued expenses	35,507	52,637
Income taxes payable	3,023	1,325
Dividends payable	1,026	813

Total current liabilities	151,285	123,770

Deferred tax liability	4,664	2,111

Long-term debt, less current portion	43,518	6,555

Put option	--	1,262

Minority interest	53,925	44,075

Shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding 20,532,141 and 20,434,792 shares at December 31, 2007 and 2006, respectively	21	20
Additional paid-in capital	40,033	38,096
Retained earnings	147,995	127,834
Accumulated other comprehensive income	30,955	15,170
Treasury stock, at cost 6,202,637 and 6,247,886 common shares at December 31, 2007 and 2006, respectively	(26,344)	(25,848)

Total shareholders’ equity	192,660	155,272

Total liabilities and shareholders’ equity	$446,052	$333,045